NORWOOD FINANCIAL CORP
                       ANDREW A. FORTE APPOINTED DIRECTOR

FOR IMMEDIATE RELEASE - May 21, 2007


HONESDALE - William W. Davis, Jr., President and Chief Executive Officer is pleased to announce the appointment of Mr. Andrew A. Forte to Director of Norwood Financial Corp and Wayne Bank effective June 1, 2007.

     Mr. Forte has served on the Monroe County Associate Board for Norwood Financial Corp and Wayne Bank since its inception.

     Mr. Forte obtained his B.S. in Accounting from Rider University in 1980 and his MBA from Fordham University in 2002. He is currently pursuing his Doctorate Degree in Management at Pace University. He is a Certified Public Accountant, who practiced with the firm KPMG Peat Marwick as an Audit Manager through June 1985. Since then, Mr. Forte has served as President of Forte, Inc., a family-owned corporation, which operates the Stroudsmoor Country Inn, a hospitality property, which provides lodging, dining and banquet facilities. Mr. Forte is a past Board Chairman of the Pocono Mountains Chamber of Commerce, and is currently President of the Pocono Mountains Visitors Bureau, Inc. He serves on the Audit and Compliance Committee for Pocono Health System, is a former member of the Monroe County Planning Commission, a member of the Pennsylvania Northeast Railroad Authority, former Assistant Scoutmaster of Boy Scout Troop 36 in Roseto and Chairman of Mountain Laurel Center for the Performing Arts.

     He and his wife Linda have a son, Richard, and reside in Stroudsburg.


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     Norwood Financial Corp, through its subsidiary Wayne Bank,  operates twelve offices in Wayne, Pike and Monroe Counties. The Company's stock is traded on the
Global  Market,   under  the  symbol,   "NWFL".   For  more  information  visit:
www.waynebank.com.





















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